News Release
EXHIBIT 99.1
SM ENERGY ANNOUNCES CLOSING OF UINTA ACQUISITIONS - SIGNIFICANTLY EXPANDING ITS TOP-TIER PORTFOLIO
DENVER, CO October 2, 2024 - SM Energy Company (the “Company”) (NYSE: SM) announced today that it has closed the previously announced Uinta Basin acquisition of an 80% undivided interest in the oil and gas assets of XCL Resources, LLC and affiliated entities, which includes the exercise of its option to acquire certain additional assets adjacent to XCL Resources position (collectively, the “Uinta Acquisitions”).
President and Chief Executive Officer Herb Vogel comments: “We are excited to add a third core area of very high-quality assets to the SM portfolio. We look forward to welcoming new employees to the SM team from XCL Resources and Altamont Energy and to working in our new Utah communities. The Uinta Acquisitions add significant scale and long-term value creation opportunity for SM Energy via high-quality, oily stacked pay with outstanding well economics.”
The Uinta Acquisitions add:
•Approximately 63,300 net acres
•An initial estimate of 465 net locations normalized to 10,000 foot laterals
•High oil content production at an approximately 86%-87% oil
•Estimated net proved reserves of approximately 110 MMBoe (as of the effective date)
•A centrally located sand mine (on company-owned surface acreage) that initiated operations in late September 2024
The Uinta Acquisitions totaled $2.1 billion (net to the Company’s interest) and have an effective date of May 1, 2024. Cash paid at closing on October 1, 2024 totaled $1.9 billion, which is net of the $102 million previously paid deposit. The final purchase price will be subject to customary post-closing purchase price adjustments. SM Energy intends to fund the Uinta Acquisitions with a portion of the proceeds from its recent $1.5 billion offering of senior notes issued in July 2024, together with cash on hand and borrowings under its Credit Agreement.
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “anticipate,” “estimate,” “expect,” “intend,” “plan,” “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things, plans and expectations with regards to the Uinta Acquisitions and planned financing sources; certain operational and financial projections, including: the number of acres acquired, future locations and inventory, projected production metrics and oil mix, expected proved reserves to be acquired and the increase in total Company estimated net proved reserves. General risk factors include the uncertain nature of acquisitions and other such matters discussed in the “Risk Factors” section of SM Energy's 2023 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the states of Texas and Utah. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

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